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Exhibit 10.11


         ADDENDUM, dated as of December 29, 2000, to Employment Agreement (the "Agreement") entered into on the 1st day of May, 2000, between Enterprises Solutions, Inc., a Nevada corporation (the "Company"), and Alfred T. Saker, II ("Employee") (sometimes referred to collectively herein as the "Parties").

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Agreement in certain respects to extend the term thereof and to provide more protection for Employee in the event of a change in control of the Company;

         NOW, THEREFORE, the Parties hereby agree that the Agreement is hereby amended as follows, effective as of the date first set forth above:

         1. "Section 1. Term" of the Agreement is amended to read in its entirety as follows:

             1. Term and Termination

         1.1 Term. The term of this agreement shall begin on May 1, 2000, and continue until April 30, 2005, unless further extended or sooner terminated as provided herein. After April 30, 2005, the term of the Employee's employment shall be automatically extended one (1) additional year unless, the Company, on or before sixty (60) days prior to the expiration of the term, shall deliver to Employee notice that the term of the Employee's employment will not be extended.

         1.2 Termination. This Agreement and Employee's employment may be terminated in any one of the following ways:

              A. The death of Employee.

              B. Upon thirty (30) days written notice ("Notice of Termination") to Employee if, because of illness or physical or mental disability or other incapacity which continues for a period in excess of three (3) months, Employee is unable to perform his duties under this agreement.

              C. Immediately and without notice "for cause". For purposes of this Agreement, "for cause" is limited to willful, and material acts of dishonesty, including theft, misappropriation or material and intentional acts of fraud; invidious discrimination, sexual harassment, and assault and battery upon an officer or employee of the Company. The term "for cause" shall also include willful breaches by Employee of his fiduciary duties to the Company and its shareholders;


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       material and persistent refusal to carry out lawfully assigned duties;
       intentional and/or gross and reckless conduct, conviction of a felony or other illegal public action that materially damages the Company's reputation. The termination of the Employee for reasons other than those specified in the preceding paragraph shall be deemed to be without justifiable cause. In the event employee is terminated without cause, Employee shall be entitled to a minimum severance package of two (2) years salary, or the remaining balance of amounts due under this agreement, whichever is greater. Employee will also be entitled to immediate issuance of all of the shares of common stock provided for in this agreement.

              D. Thirty (30) days notice by Employee of his intent to resign his position.

              E. Upon a "change in control", provided however, such "change in control" shall not be deemed a termination for cause, and all benefits herein provided for shall immediately vest and accrue in employee's favor. Should Employee retain the same or similar position with the acquiring entity as he held with the Company, Employee's rights hereunder shall cease except for employee's right to receive the common stock herein provided for. Also, in the event of a "change in control" the Company shall automatically release any and all claims it has against the Employee arising out of or related to any of the terms of this agreement.

              For purposes of this Agreement, a "change in control" shall mean a change that would be required to be reported in Item I (a) of Form 8-K under the Securities Exchange Act of 1934 (the "Exchange Act"). Such a change shall be deemed to have occurred if i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, as constituted, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (ii) during any period of three consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

              F. In the event the Company terminates, or attempts to terminate the employment of the Employee other than as provided above, or the Company otherwise is in breach of the terms of this Agreement, the Company agrees to pay or reimburse the Employee for all legal fees, costs and other damages, including back-pay and benefits if applicable, incurred as a result of such breach or wrongful termination.


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       1.3 Compensation Upon Termination or During Disability.

              A. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to section 1.2B hereof.

              B. If the Employee's employment shall be terminated pursuant to
       Section 1.2C, the Company shall pay the Employee his full salary through the date of termination, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to
       Section 3.2 of the Agreement and the Company shall have no further obligations to the Employee under this Agreement.

              C. If the Employee shall terminate his employment under Section 1.2D hereof, the Company shall pay the Employee his full salary through the date of termination at the rate in effect at the date of termination, plus all outstanding expenses payable pursuant to section 2.02 hereof.

              D. If the Company shall terminate the Employee's employment in breach hereof or within one year of a "change in control of the Company", for any reason other than death or disability under section 1.22A or B, then:

                     1. The Company shall pay the Employee the greater of the
              remaining amounts due him under the employment agreement, or a minimum severance package of (2) year's current salary. Employee will be entitled to immediate issuance of all the shares of common stock provided for in this agreement.

                     2. The Company shall maintain in full force and effect, for the continued benefit of the Employee for three (3) months or the term remaining on this Agreement as of the Date of Termination, whichever is greater, all employee benefits, including insurance and compensation plan participation, which the Employee was entitled to participate immediately prior to the date of termination provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. All such benefit plans and programs shall be maintained at the level and value provided immediately prior to the date of termination. In the event that the Employee's participation in any such plan or program is barred, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

              E. The Employee shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.


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2. "Section 6. Termination" of the agreement is amended to read in its entirety as follows:

       Section 6. Key Man Insurance. The Company shall be permitted to take key man life insurance out on employee, with the Company as beneficiary in the amount up to $1,000,000.


IN WITNESS WHEREOF, the parties have executed this Addendum to the Agreement as of the day and date herein first set forth.


                                            ENTERPRISES SOLUTIONS, INC.


WITNESSED BY:
- -------------
                                            By: /s/John A. Solomon, CEO
                                               -------------------------
/s/ Gayle S. Gorfinkle                          John A. Solomon, CEO
- ----------------------

Dated: 1/10/01




                                            EMPLOYEE:
WITNESSED BY:

/s/ Gayle S. Gorfinkle                      /s/ Alfred T. Saker
- ----------------------                      ---------------------
                                            Alfred T. Saker


Dated:1/10/01